EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements No. 2-77590, No. 2-95258, No. 033-00661, No. 33-51257, No. 033-63859, No. 333-09851, No. 333-48423, No. 333-54560, No. 333-105527, No. 333-130382 and No. 333-174783, each on Form S-8, of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of Liz Claiborne, Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Liz Claiborne, Inc. and subsidiaries for the year ended December 31, 2011.

/s/    DELOITTE & TOUCHE LLP

New York, New York
February 29, 2012